Exhibit 99.1

NEWS RELEASE

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND QUARTER 2013 RESULTS

– Organic growth and Dresden acquisition drive company performance –

YORK, Pennsylvania – July 30, 2013 – Glatfelter (NYSE: GLT) today reported second-quarter 2013 net income of $0.9 million, or $0.02 per diluted share, and adjusted earnings of $5.1 million, or $0.12 per diluted share. These results compare with second-quarter 2012 net income of $13.4 million or $0.31 per diluted share and adjusted earnings in the prior year quarter of $5.3 million or $0.12 per diluted share.

Consolidated net sales for the second quarter of 2013 totaled $426.0 million, a quarterly record and a 10.7 percent increase compared with $384.7 million in the second quarter of 2012 reflecting organic growth of 3.1 percent and acquisition growth of 7.2 percent.

“We generated strong results in our Composite Fibers and Advanced Airlaid Materials businesses during the second quarter,” said Dante C. Parrini, chairman and chief executive officer. “Operating profit for Composite Fibers more than doubled during the quarter driven by both organic growth and a strong start from the Dresden acquisition. Our Advanced Airlaid Materials business improved operating profit by 14 percent driven by a 7 percent improvement in net sales. Shipments for the Specialty Papers business continued to outperform the broader market but lower selling prices and unexpected operating disruptions led to disappointing results for the second quarter.”

Mr. Parrini continued, “We are well positioned to generate improved results, as the benefits from a number of our recent strategic and operating initiatives continue to be realized. We are increasing our earnings accretion estimate for the Dresden acquisition to $0.45 to $0.50 per share on an annualized basis, compared with our initial estimate of $0.25 per share as a result of new estimated depreciation and amortization expense. We also expect continued organic growth in our Composite Fibers and Advanced Airlaid Materials businesses, and we are focused on improving the operating performance in Specialty Papers.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	For the three months ended June 30
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$933	$0.02	$13,432	$0.31
Acquisition and integration related costs	3,969	0.09	—	—
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	—	—	(4,440)	(0.10)
Timberland sales and related costs	—	—	(3,696)	(0.08)
International legal entity restructuring	193	—	—	—

Adjusted earnings	$5,095	$0.12	$5,296	$0.12

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Second-Quarter Business Unit Results

Specialty Papers

	For the three months ended June 30
Dollars in thousands	2013	2012	Change

Tons shipped	195,657	186,797	8,860	4.7%
Net sales	$216,985	$214,113	$2,872	1.3%
Energy and related sales, net	423	1,630	(1,207)	(74.1)%
Operating income (loss)	(3,881)	4,244	(8,125)	(191.4)%
Operating margin	(1.8)%	2.0%

On a year-over-year basis, Specialty Papers’ net sales increased $2.9 million, or 1.3 percent, primarily due to a 4.7 percent increase in shipping volumes. Average selling prices were $3.5 million lower in the comparison to the second quarter of 2012. Specialty Papers grew shipments, again outperforming the broader uncoated free sheet market, which declined 3 percent.

During the second quarters of 2013 and 2012, the Company completed annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities. The outages adversely impacted operating income by $21.7 million in the second quarter of 2013, compared with $19.9 million in the same quarter a year ago. In addition, operating disruptions during the second quarter affected boiler operations, pulp production and paper machine efficiency, negatively impacting the quarter’s results by $3.6 million.

Composite Fibers

	For the three months ended June 30
Dollars in thousands	2013	2012	Change

Tons shipped	35,049	22,975	12,074	52.6%
Net sales	$142,553	$108,625	$33,928	31.2%
Operating income	16,429	7,916	8,513	107.5%
Operating margin	11.5%	7.3%

Composite Fibers’ results include the financial results of Dresden prospectively from the April 30, 2013 acquisition date.

Net sales for this business increased $33.9 million, or 31.2 percent, primarily due to the inclusion of Dresden. On an organic basis, Composite Fibers’ net sales increased $5.4 million or 5.0 percent, primarily due to stronger shipments of single-serve coffee and tea products.

Composite Fibers’ second-quarter 2013 operating income increased by $8.5 million including $5.5 million from the Dresden acquisition, higher shipping volumes, production efficiency improvements and lower depreciation. Dresden’s results were adversely affected by approximately $0.8 million as a result of severe regional flooding which forced operations to be idled for five days.

During the second quarter of 2013, the Company completed the upgrade of a machine at the Gernsbach, Germany facility, restarting production in mid-May 2013. Downtime associated with the machine upgrade adversely impacted operating results by approximately $1.5 million during the second quarter.

Foreign currency translation favorably impacted operating income by $0.1 million compared with the prior-year quarter.

Advanced Airlaid Materials

	For the three months ended June 30
Dollars in thousands	2013	2012	Change

Tons shipped	23,704	22,730	974	4.3%
Net sales	$66,430	$61,955	$4,475	7.2%
Operating income	5,243	4,614	629	13.6%
Operating margin	7.9%	7.4%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $4.5 million, or 7.2 percent, primarily due to a 4.3 percent increase in shipping volumes and a $0.7 million benefit from foreign currency translation.

Second quarter 2013 operating income increased $0.6 million, or 13.6 percent, compared with the year-ago quarter primarily due to the increase in shipping volumes and a $0.4 million benefit from favorable foreign currency translation. These benefits were partially offset by higher raw material and energy costs.

Other Financial Information

During the second-quarter 2013, the Company incurred acquisition and integration related costs totaling $4.8 million, pre-tax or $4.0 million after-tax. All such costs are excluded from the determination of non-GAAP adjusted earnings. Approximately $1.1 million, pre-tax, was related to the step-up in fair value of acquired inventory existing at the acquisition date and sold during the second quarter and is recorded as a component of costs of products sold and the remaining costs are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Pension expense totaled $3.2 million and $2.6 million for the second quarters of 2013 and 2012, respectively. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected to be made in 2013 or for the foreseeable future.

Interest expense totaled $4.5 million and $4.2 million in the second quarters of 2013 and 2012, respectively. The increase was primarily due to additional borrowings to fund the Dresden acquisition.

In the second quarter of 2013, the Company recorded an income tax provision of $2.0 million on adjusted pre-tax earnings resulting in an effective tax rate of 28.2 percent. In the comparable quarter a year ago, the income tax provision totaled $2.1 million and the effective tax rate was 28.0 percent.

2013 First-Half Results

For the first six months of 2013, adjusted earnings totaled $22.5 million, or $0.51 per diluted share, compared with $24.2 million, or $0.56 per diluted share, in 2012. On a GAAP basis, the Company reported net income of $16.6 million, or $0.38 per diluted share, compared with net income of $32.3 million, or $0.74 per diluted share, in 2012. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	For the six months ended June 30
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$16,562	$0.38	$32,310	$0.74
Acquisition and integration related costs	5,730	0.13	—	—
Conversion of Alternative fuel mixture/Cellulosic biofuel credits	—	—	(4,440)	(0.10)
Timberland sales and related costs	(282)	(0.01)	(3,696)	(0.08)
International legal entity restructuring	453	0.01	—	—

Adjusted earnings	$22,463	$0.51	$24,174	$0.56

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first half of 2012 were $831.2 million, a 6.3 percent increase compared with $782.0 million for the same period of 2012. Organic growth totaled 2.5 percent and the remainder related to the Dresden acquisition.

Balance Sheet and Other Information

Cash and cash equivalents totaled $44.8 million as of June 30, 2013, and net debt was $387.8 million, compared with $152.3 million at the end of 2012. (Refer to the calculation of this measure provided in this release.) The increase in net debt was primarily due to the $211 million Dresden acquisition (net of cash acquired), and higher capital expenditures including Composite Fibers’ capacity expansion project.

Capital expenditures totaled $60.8 million in the first half of 2013, including $25.6 million to expand Composite Fibers’ capacity compared with $30.6 million and $7.3 million, respectively, in the first half of 2012. For 2013, total capital expenditures are estimated to be $100 million to $105 million.

Free cash flow was $3.6 million during the first half of 2013 compared with a use of $2.2 million the first half of 2012. (Free cash flow is defined as cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits. Refer to the calculation of these measures provided in this release.)

Outlook

For Specialty Papers, the Company expects shipments to be slightly higher in the third quarter of 2013 compared to the second quarter. Overall selling prices and input costs are expected to be in line with the second quarter. In addition, the Company continues to actively work to improve operating performance compared to the second quarter of 2013.

Before giving effect to the Dresden acquisition, Composite Fibers’ shipments are anticipated to be slightly higher with a more favorable mix in the third quarter of 2013 compared to the second quarter. Selling prices are expected to be generally in line with the second quarter levels and input costs are expected to increase slightly. During the third quarter, the Company will complete an annual maintenance outage at the Dresden facility. The downtime associated with this outage is expected to negatively impact operating profit by approximately $2 million in the third quarter of 2013.

In connection with the Dresden acquisition, the Company expects to incur acquisition and integration costs of approximately $0.5 million, after tax, in each the third and fourth quarter and approximately $7 million, after tax, for the full year 2013.

Shipping volumes and selling prices for the Advanced Airlaid Materials business unit in the third quarter of 2013 are expected to be generally in line with the second quarter and input costs are expected to be slightly lower.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2013 Earnings Release Conference Call

When:	Tuesday, July 30, 2013, 11:00 a.m. (ET)

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	18075281

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	July 30, 2013, 2:00 p.m. through August 14, 2013, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	18075281

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: any material adverse changes in the business of Dresden, the Company’s ability to achieve the strategic and other objectives relating to the Dresden acquisition; the Company’s ability to successfully integrate Dresden and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2013	2012	2013	2012

Net sales	$425,967	$384,693	$831,156	$782,045
Energy and related sales, net	424	1,630	1,525	3,491

Total revenues	426,391	386,323	832,681	785,536
Costs of products sold	385,551	345,445	734,466	683,688

Gross profit	40,840	40,878	98,215	101,848

Selling, general and administrative expenses	34,528	30,113	68,015	60,080
Gains on dispositions of plant, equipment and timberlands, net	(19)	(6,961)	(92)	(6,998)

Operating income	6,331	17,726	30,292	48,766
Non-operating income (expense)
Interest expense	(4,514)	(4,159)	(8,355)	(8,428)
Interest income	46	103	148	226
Other – net	175	103	422	299

Total other expense	(4,293)	(3,953)	(7,785)	(7,903)

Income before income taxes	2,038	13,773	22,507	40,863
Income tax provision	1,105	341	5,945	8,553

Net income	$933	$13,432	$16,562	$32,310

Earnings per share
Basic	$0.02	$0.31	$0.38	$0.75
Diluted	0.02	0.31	0.38	0.74

Cash dividends declared per common share	$0.10	$0.09	$0.20	$0.18

Weighted average shares outstanding
Basic	43,134	42,854	43,050	42,802
Diluted	44,202	43,558	44,119	43,529

Business Unit Financial Information

(unaudited)

Three months ended June 30
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$217.0	$214.1	$142.6	$108.6	$66.4	$62.0	—	—	$426.0	$384.7
Energy and related sales, net	0.4	1.6	—	—	—	—	—	—	0.4	1.6

Total revenue	217.4	215.7	142.6	108.6	66.4	62.0	—	—	426.4	386.3
Cost of products sold	207.9	197.5	114.6	90.7	58.8	55.0	4.2	2.2	385.6	345.4

Gross profit (loss)	9.5	18.3	27.9	17.9	7.6	6.9	(4.2)	(2.2)	40.8	40.9
SG&A	13.4	14.0	11.5	10.0	2.4	2.3	7.3	3.8	34.5	30.1
Gains on dispositions of plant,equipment and timberlands	—	—	—	—	—	—	—	(7.0)	—	(7.0)

Total operating income (loss)	(3.9)	4.2	16.4	7.9	5.2	4.6	(11.5)	1.0	6.3	17.7
Non-operating expense	—	—	—	—	—	—	(4.3)	(4.0)	(4.3)	(4.0)

Income (loss) before income taxes	$(3.9)	$4.2	$16.4	$7.9	$5.2	$4.6	$(15.8)	$(3.0)	$2.0	$13.8

Supplementary Data
Net tons sold	195.7	186.8	35.0	23.0	23.7	22.7	—	—	254.4	232.5
Depreciation, depletion and amortization	$8.3	$9.0	$5.9	$5.8	$2.2	$2.2	0.2	—	$16.7	$17.0
Capital expenditures	8.2	9.1	18.8	6.3	1.9	0.9	0.6	0.1	29.4	16.4

Six months ended June 30
In millions	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$444.1	$437.9	$254.4	$220.6	$132.7	$123.6	—	—	$831.2	$782.0
Energy and related sales, net	1.5	3.5	—	—	—	—	—	—	1.5	3.5

Total revenue	445.6	441.4	254.4	220.6	132.7	123.6	—	—	832.7	785.5
Cost of products sold	403.4	386.1	205.0	182.3	118.4	110.1	7.7	5.2	734.5	683.7

Gross profit (loss)	42.3	55.3	49.4	38.3	14.3	13.4	(7.7)	(5.2)	98.2	101.8
SG&A	27.9	27.4	21.3	19.5	4.5	5.0	14.3	8.3	68.0	60.1
Gains on dispositions of plant,equipment and timberlands	—	—	—	—	—	—	—	(7.0)	—	(7.0)

Total operating income (loss)	14.4	27.9	28.1	18.8	9.8	8.4	(21.9)	(6.5)	30.3	48.8
Non-operating expense	—	—	—	—	—	—	(7.8)	(7.9)	(7.8)	(7.9)

Income (loss) before income taxes	$14.4	$27.9	$28.1	$18.8	$9.8	$8.4	$(29.7)	$(14.4)	$22.5	$40.9

Supplementary Data
Net tons sold	398.0	382.6	57.6	45.7	47.6	45.1	—	—	503.2	473.3
Depreciation, depletion and amortization	$16.6	$17.9	$10.6	$11.8	$4.4	$4.3	0.4	—	$32.0	$34.1
Capital expenditures	16.8	13.7	36.2	15.3	4.0	1.4	3.8	0.1	60.8	30.6

The clerical accuracy of the amounts set forth above may be affected by, or the amounts may not agree to the consolidated financial statements included herein due to, rounding.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2013	2012

Cash Flow Data
Cash provided (used) by:
Operating activities	$48,227	$28,532
Investing activities	(271,867)	(23,398)
Financing activities	171,234	(19,736)

Depreciation, depletion and amortization	32,024	34,053
Capital expenditures	60,823	30,587

	June 30	December 31
	2013	2012
Balance Sheet Data
Cash and cash equivalents	$44,755	$97,679
Total assets	1,482,296	1,242,985
Total debt	432,546	250,000
Shareholders’ equity	548,261	539,679

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Free Cash Flow	Six months ended June 30
In thousands	2013	2012

Cash from operations	$48,227	$28,532
Less: Capital expenditures	(60,823)	(30,587)
Add back: Composite Fibers capacity expansion	25,554	7,290
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(9,406)	(7,403)

Free cash flow	$3,552	$(2,168)

Net Debt	June 30	December 31
In thousands	2013	2012

Short term debt	$—	$—
Long term debt	432,546	250,000

Total	432,546	250,000
Less: Cash	(44,755)	(97,679)

Net Debt	$387,791	$152,321

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.